UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2013

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

 _______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On August 15, 2013, PDL BioPharma, Inc. (the Company) amended and restated its existing credit agreement with Wellstat Diagnostics, LLC (Borrower).

On November 2, 2012, the Company and Borrower entered into a $40.0 million credit agreement (the Original Credit Agreement), pursuant to which the Company accrued interest at the rate of 5% per annum (payable on a quarterly basis in cash or in kind at Borrower’s election) and would receive royalty payments paid monthly based on a low double digit royalty percentage of Borrower’s net revenues, if any, commencing upon the sale, license or other commercialization of its products. In January 2013, the Company was informed that, as of December 31, 2012, Borrower had used funds contrary to the terms of the Original Credit Agreement and breached Sections 2.1.2 and 7 of the Original Credit Agreement. In connection with the occurrence of the foregoing events of default, among others, the Company delivered to Borrower a notice of default on January 22, 2013, and accelerated and made immediately due and payable all amounts and other obligations owed under the Original Credit Agreement.

As a result of the occurrence of certain events of default under the Original Credit Agreement, the Company exercised one of its available remedies and transferred approximately $8.1 million of available cash from Borrower’s bank account to the Company and applied such funds to amounts due and owing under the Original Credit Agreement. On February 28, 2013, the parties entered into a forbearance agreement (the Forbearance Agreement) whereby the Company agreed to refrain from exercising certain additional remedies for 120 days (the Forbearance Period) while Borrower, among other things, raised funds in an aggregate principal amount of not less than $15 million to capitalize its business. During the Forbearance Period, the Company agreed to provide up to $7.9 million to Borrower to fund the ongoing operations of the business. Approximately $7.3 million was advanced pursuant to the terms of the Forbearance Agreement.

Following the conclusion of the Forbearance Period, the Company agreed to forbear in its exercise of remedies for additional periods of time to allow the owners and affiliates of Borrower to complete a pending financing transaction with a third party financier. During such additional forbearance periods, the Company provided approximately $1.3 million to Borrower.

On August 15, 2013, the owners and affiliates of Borrower completed the pending financing transaction and contributed $15 million of the proceeds thereunder to Borrower to fulfill its obligations under the Forbearance Agreement. Accordingly, on August 15, 2013, the Company entered into an Amended and Restated Credit Agreement (the Amended Credit Agreement) with Borrower.

Except as otherwise described here, the material terms of the Amended Credit Agreement are substantially the same as those of the Original Credit Agreement. However, pursuant to the Amended Credit Agreement: (i) the principal amount was reset to approximately $44.1 million; (ii) the specified internal rates of return increased; (iii) the default interest rate was increased; (iv) Borrower’s obligation to provide certain financial information increased in frequency; (v) internal financial controls were strengthened by requiring Borrower to maintain an independent, third-party financial professional with control over fund disbursements; (vi) the Company waived the existing events of default; and (vii) the owners and affiliates of Borrower are required to contribute additional capital to Borrower upon the sale of an affiliate entity. The Amended Credit Agreement continues to have an ultimate maturity date of December 31, 2021 (but may mature earlier upon certain specified events).

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOHARMA, INC. (Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: August 20, 2013